     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 1999.
                                                     Registration No. ___-______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                                AFFYMETRIX, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                 77-0319159
 (State or Other Jurisdiction    (I.R.S. Employer
              of                  Identification
Incorporation or Organization)       Number)

                            3380 CENTRAL EXPRESSWAY
                             SANTA CLARA, CA 95051
                                 (408) 731-5000
         (Address, Including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                  VERN NORVIEL
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                AFFYMETRIX, INC.
                            3380 CENTRAL EXPRESSWAY
                             SANTA CLARA, CA 95051
                                 (408) 731-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
      The Commission is requested to send copies of all communications to:

                         ------------------------------

                                   COPIES TO:
                         ROBERT V. GUNDERSON, JR., ESQ.
                             CARLA S. NEWELL, ESQ.
                          ROBERT C. SEPUCHA, JR., ESQ.
         GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED (1)         UNIT (2)           PRICE (2)        REGISTRATION FEE
Common Stock, $0.01 par value per share....   1,000,000 shares        $57.875          $57,875,000.00        $16,089.25

(1) Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any stock splits, stock dividends or similar transactions.

(2) The price of $57.875 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on July 8, 1999, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 12, 1999
                                AFFYMETRIX, INC.
                                  COMMON STOCK

                            ------------------------

    Investing in our common stock involves various risks. You should read "Risk Factors" starting on page 6.

                            ------------------------

    The selling stockholder listed on page 24 is offering and selling 1,000,000 shares of our common stock under this prospectus.

    The selling stockholder may offer its Affymetrix stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

    Our common stock is traded on The Nasdaq National Market under the symbol "AFFX." On July 8, 1999, the average of the high and low prices of our common stock on The Nasdaq National Market was $57.875 per share.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                 The date of this prospectus is July   , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
The Business of Affymetrix.................................................................................           4
Recent Developments........................................................................................           5
Risk Factors...............................................................................................           6
Forward-Looking Statements.................................................................................          23
Use of Proceeds............................................................................................          23
Selling Stockholder........................................................................................          24
Plan of Distribution.......................................................................................          25
Description of Capital Stock...............................................................................          25
Legal Matters..............................................................................................          26
Experts....................................................................................................          26
Where You Can Find More Information........................................................................          27

                           THE BUSINESS OF AFFYMETRIX

    We have developed and intend to establish our GeneChip system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. Our GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, reagents for use with the probe arrays, a scanner and other instruments to process the probe arrays, and software to analyze and manage genetic information.

    Our principle executive offices are located at 3380 Central Expressway, Santa Clara, CA 95051 and our telephone number is (408) 731-5000.

                            ------------------------

   This prospectus includes trademarks of Affymetrix and other corporations.

                            ------------------------

                              RECENT DEVELOPMENTS

    On May 12, 1999, we entered into an amendment to our standard industrial/commercial single-tenant lease with Harry Locklin. This amendment extended the term of our lease to April 30, 2003. A copy of this amendment is attached as an exhibit to this prospectus.

    On June 4, 1999, Oxford Gene Technology, or OGT, filed suit against us in the United States District Court for the District of Delaware and in the United Kingdom alleging infringement of United States Patent 5,700,637 and European Patent 0-373-203, respectively. On June 17, 1999, we filed a complaint in the United States District Court for the Northern District of California asking for, among other things, a declaration that we have a valid license to use the patents and that, in light of this license, we are not infringing on these patents. For more information about these and other lawsuits we face, you should read "Risk Factors--Our Business May Be Harmed by Significant Outstanding Litigation."

    On June 5, 1999, an asset transfer agreement with Beckman Coulter became effective, giving us access to various assets, including licenses to United States Patent 5,700,637 and European Patent 0-373-203. We disclosed a transaction with Beckman that contemplated this asset transfer in our public filings with the Securities Exchange Commission in August 1998.

    On June 9, 1999, we loaned Susan E. Siegel, our senior vice president, marketing and sales, $150,000. A copy of her promissory note is attached as an exhibit to this prospectus.

    On June 16, 1999, we filed an amended and restated certificate of incorporation in Delaware. The amended certificate changed the authorized number of shares of our stock. In particular, the amended certificate increased the authorized number of shares of our common stock from 50 million shares to 75 million shares. In addition, the certificate decreased the authorized number of our preferred stock from 27.5 million shares to 5 million shares.

    On June 28, 1999, we entered into an addendum to our lease with Solar Oakmead for the property located at 424-430 Oakmead Parkway in Sunnyvale, California. The addendum extended our lease to December 31, 2002. A copy of this addendum is attached as an exhibit to this prospectus.

    On July 8, 1999, our board of directors elected Adrian Hennah to fill the one vacancy on the board. On the same day, the board of directors approved an amendment to our 1996 nonemployee directors stock option plan. A copy of the amendment is attached as an exhibit to this prospectus.

                                  RISK FACTORS

WE ARE IN THE EARLY STAGES OF DEVELOPMENT AND COMMERCIALIZATION

    For the most part, our technologies are still in the early stages of development and we have just begun to incorporate our technologies into commercialized products. Our GeneChip system has thus far been sold solely for research use, and the majority of these sales have been for our expression-monitoring application. In order to further develop and commercialize the expression-monitoring, genotyping and disease management applications of our GeneChip system and other potential products, we will need to make significant additional investments, including funding efforts in bioinformatics, new product, software and instrument design, manufacturing scale-up and quality testing to ensure our products perform correctly and are cost-effective. In addition, while our initial research product sales have either not required regulatory approval or have been regulated only as analyte specific reagents, we expect that we and our collaborators will need to obtain additional regulatory approvals in the future. Obtaining such approvals, could be costly and time-consuming and we can not be sure we will be able to obtain all necessary approvals. Even if we develop our products for commercial use and obtain all necessary regulatory approval, however, we may not be able to develop products that:

    - Are accepted by the research, diagnostic or other marketplaces;

    - Are accurate and effective;

    - Meet applicable regulatory standards in a timely manner;

    - Are protected from competition by others;

    - Do not infringe the intellectual proprietary rights of others;

    - Can be manufactured in sufficient quantities or at a reasonable cost; or

    - Can be marketed successfully.

    Any failure to develop such products would seriously harm our business, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

    We have experienced significant operating losses each year since our inception and expect these losses to continue for the next several years. For example, we experienced net losses of approximately $12.2 million in 1996, $22.5 million in 1997 and $23.1 million in 1998. As of December 31, 1998, we had an accumulated deficit of approximately $92.7 million. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. These costs have exceeded our revenues and interest income, which, to date, have been generated principally from product sales and technology access fees, collaborative research and development agreements, government research grants and from cash and investment balances. We expect to incur substantial additional operating losses for at least the next two years as a result of increases in expenses for manufacturing, marketing and sales capabilities, research and product development and general and administrative costs. We may never achieve profitability. Among other things, our ability to manage the transition to a commercially successful company will depend upon our ability to:

    - Establish our commercial manufacturing capability for probe arrays and consistently achieve acceptable yields from those facilities;

    - Cost-effectively manufacture components of the GeneChip system;

    - Develop our marketing capabilities cost-effectively;

    - Establish sales and distribution capabilities cost-effectively;

    - Enter into supply agreements with customers desiring to use our products;

    - Develop products that are accepted by the marketplace;

    - Create a product mix that is appealing to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories;

    - Avoid infringing on the intellectual property rights of others;

    - Enforce our intellectual property rights against others;

    - Obtain necessary regulatory approvals; and

    - Hire and retain qualified key personnel.

    In addition, any delays in receipt of any necessary regulatory approvals or any adverse developments with respect to our ability to enforce our intellectual property relative to our competitors could seriously harm the successful commercialization of our technologies.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND UNCERTAIN AND OUR FAILURE TO
  MEET PUBLIC MARKET ANALYSTS' EXPECTATIONS WOULD HARM THE MARKET PRICE OF OUR COMMON STOCK

    Our quarterly operating results depend upon:

    - The volume and timing of orders for GeneChip products;

    - The timing of probe array, instrument and software deliveries and installations;

    - Our manufacturing capabilities;

    - Variations in product yields and gross margins;

    - Variations in revenue recognized under our supply and collaborative agreements, including license fees, product sales, design fees, milestones, royalties and other contract revenues;

    - Our mix of products sold;

    - The timing of new product introductions by us; and

    - Variations in expenses incurred in connection with the operations of our business, including legal fees, manufacturing facility start-up costs and capital expenditures.

    Our quarterly operating results may also fluctuate significantly depending on factors out of our control, including:

    - The introduction of new products by our competitors;

    - Regulatory actions;

    - Market acceptance of the GeneChip system and other potential products;

    - The cost, quality and availability of reagents and components required to manufacture or use our products;

    - Changes in commercial and government funding of research using our products; and

    - Third-party reimbursement policies.

    Because our revenues and operating results are volatile and difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is likely that in some future quarter or quarters, our operating results will be below the expectations of public market analysts or investors. In such event, the market price of our common stock may fall significantly.

WE CURRENTLY HAVE LIMITED MANUFACTURING CAPACITY AND CONTINUE TO EXPERIENCE
  VARIABILITY IN MANUFACTURING YIELDS

    We are currently manufacturing limited quantities of probe arrays for internal and collaborative purposes and for sale to the research market. We currently have one manufacturing facility located in Sunnyvale, California. The actual number of probe arrays we are able to sell or use depends on the utilization of the capacity at this facility and the yield of probe arrays that pass quality control testing as well as the number of probe arrays manufactured on each wafer. Furthermore, portions of our production capacity are limited to certain types of probe arrays. We have experienced and continue to experience variability in the manufacturing yield of our GeneChip products which has adversely impacted, and may continue to adversely impact, our gross margins and business. We have also experienced and anticipate that we will continue to experience difficulties in meeting anticipated customer and internal demand for certain of our probe array products. Our inability to deliver products in a timely manner could seriously harm our relationship with our customers and our business, financial condition and results of operations.

OUR MANUFACTURING FACILITY MAY BE PRONE TO NATURAL DISASTERS

    Our manufacturing equipment requires significant capital investment. We presently rely on a single manufacturing facility for our probe arrays, fluidics stations and software. This manufacturing facility is subject to natural disasters such as earthquakes and floods. Earthquakes are of particular significance since the manufacturing facility is located in an earthquake prone area. Although we have built a second manufacturing facility, which we expect to mitigate earthquake risks when it becomes operational in the second half of 1999, in the event that our existing manufacturing facilities are affected by accidental or natural disasters, we could be unable to manufacture products for sale or our capacity could be significantly decreased until the facilities are replaced or restored to operation. If manufacturing operations were curtailed or ceased it would seriously harm our business, financial condition and results of operations.

WE HAVE A LIMITED HISTORY IN MANUFACTURING OUR PRODUCTS AND WE MAY ENCOUNTER
  PROBLEMS AS WE INCREASE OUR MANUFACTURING EFFORTS

    There are certain aspects of our manufacturing processes that are not fully understood and that may not be readily scalable to allow for production of probe arrays in larger volumes. As a result, manufacturing and quality control problems will arise as we attempt to scale-up our manufacturing facilities. We may not be able to scale-up these facilities in a timely and cost-effective manner or at commercially reasonable cost. If we are unable to consistently manufacture probe arrays on a timely basis because of these or other factors, our business, financial condition and results of operations could be seriously harmed.

OUR QUALITY CONTROL PROCEDURES MAY NOT BE SUFFICIENT TO ENSURE PROPER
  PERFORMANCE OF OUR PRODUCTS

    The GeneChip system is a complex set of products, which are produced in an innovative and complicated manufacturing process. As part of this manufacturing process, we test only selected probe arrays from each wafer and only selected probes on such probe arrays against a number of performance criteria. We therefore rely on limited internal quality control procedures to verify the correct completion of the manufacturing process. In addition, we and our customers rely on the accuracy of genetic sequence information contained in databases upon which our products are based. It is therefore possible that probe arrays that do not meet all of our performance specifications may not be identified before they are shipped. After the probe arrays are shipped, a customer may test only selected probes. Due to the complexity and limited operating history of these products, we have experienced technical problems and anticipate that additional technical problems will occur and be discovered as more systems are placed into operation. If we are unable to consistently deliver products to our customers that meet their performance expectations, demand for our products will decline and our business, financial condition and results of operations could be seriously harmed.

WE MAY HAVE TO RELY ON LICENSES FROM THIRD PARTIES FOR CERTAIN TECHNOLOGY

    Our commercial success also depends in part on us neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to our technologies and products. For example, we or our collaborators and customers may need to acquire a license for an amplification technology to use the GeneChip system in certain applications. Such license may not be available on commercially reasonable terms. Furthermore, we are aware of third-party patents that may relate to our technology. In addition, we have received and may in the future receive notices claiming that we infringe third party rights as well as invitations to take licenses under third party patents. We cannot guarantee that we will not be determined to infringe on patents or proprietary rights of third parties or that we, our collaborative partners or our customers would be able to obtain a license to such patents or proprietary rights on commercially acceptable terms, if at all.

    We are aware of U.S. and European patents and patent applications owned by Oxford Gene Technology that have issued or that are pending and may issue that may relate to our technology. We have opposed two such allowed European patents. Several of the applications have broad claims to certain array related technology. In August 1998, we entered into a series of agreements with Beckman Coulter designed to provide us with a path to obtain a license to these patents and patent applications. On June 4, 1999, Oxford Gene Technology filed patent infringement suits against us in the U.S. and in the U.K. asserting that it is not obligated to grant us a license under a consortium clause in Oxford Gene Technology's 1996 license agreement with Beckman Coulter. On June 5, 1999, pursuant to the series of agreements we entered with Beckman Coulter, the license agreement between Beckman Coulter and Oxford Gene Technology was assigned to us. This series of agreements and their interpretation may be challenged and, if interpreted adversely, we could be subject to an injunction or damages that could delay or preclude sales of some or all of our products. Any such delay or constraint would seriously harm our business, financial condition and results of operations.

    We have various option, supply and license agreements with third parties that give us rights to use certain technologies. If we fail to maintain rights to such technology it could have a material adverse effect on our business, financial condition and results of operations. For example, our inability to exercise the option for the University of California technology relating to miniaturized polymerase chain reaction devices or other option agreements under reasonable terms, or at all, could seriously harm our ability to sell integrated device products.

OUR BUSINESS MAY BE HARMED BY SIGNIFICANT OUTSTANDING LITIGATION

    We are parties to significant litigation, which will consume substantial financial and managerial resources and which could seriously harm our business, financial condition and results of operations. Further, because of the substantial amount of discovery required in connection with any such litigation, there is a risk that confidential information could be compromised by disclosure.

    On March 3, 1997, Hyseq filed a lawsuit in United States District Court for the Northern District of California (San Jose Division) alleging that our products infringe United States Patents 5,202,231 and 5,525,464. In addition, in December 1997, Hyseq filed a second action claiming that our products infringe a related patent, United States Patent 5,695,940. On August 18, 1998, we filed a lawsuit in Federal District Court in the Northern District of California (San Francisco Division) against Hyseq alleging infringement of U.S. Patent Nos. 5,795,716 and 5,744,305, or '305. On September 1, 1998, we added our U.S. Patent No. 5,800,992, or '992, to the complaint of infringement against Hyseq.

    On June 4, 1999, Oxford Gene Technology, or OGT, filed suit against us in the United States District Court for the District of Delaware and in the United Kingdom alleging infringement of United States Patent 5,700,637 and European Patent 0-373-203, respectively. On June 5, 1999, an asset transfer agreement with Beckman Coulter became effective, giving us access to various assets, including licenses to United States Patent 5,700,637 and European Patent 0-373-203. On June 17, 1999, we filed a complaint in the United States District Court for the Northern District of California asking for, among other things, a declaration that we have a valid license to use the patents and that, in light of this license, we are not infringing on these patents.

    The Hyseq and the Oxford Gene Technology actions seek damages based on the sale of our products and processes and seek to enjoin commercial activities relating to those products and processes. In addition to subjecting us to potential liability for damages, these actions, and any other similar legal actions against us or our collaborative partners, could require us or our collaborative partners to obtain a license in order to continue to manufacture, market or use the affected products and processes. While we believe that the Hyseq and Oxford Gene Technology complaints are without merit, we may not prevail in the these actions and we or our collaborative partners may not prevail in any other related action. Moreover, in the event we do not prevail in the Hyseq and Oxford Gene Technology actions and we, our partners or our customers are required to obtain a license to continue to manufacture, market or use the affected products and processes, we, our partners or our customers may not be able to obtain such a license on commercially acceptable terms, if at all. Furthermore, we have expended and are likely to continue to expend substantial financial and managerial resources in defending against the claims filed by Hyseq and Oxford Gene Technology.

    On January 6, 1998, we filed a patent infringement action in the United States District Court for the District of Delaware (No. 98-6) alleging that certain of Incyte's and Synteni's products infringe United States Patent 5,445,934, or '934. On September 1, 1998, we filed a complaint against Incyte and Synteni in Federal District Court in Delaware alleging infringement of the '305 Patent and the '992 Patent. These actions were transferred to the United States District Court for the Northern District of California on November 18, 1998, as case numbers C98-4507 and C98-4508, respectively. The actions seek to enjoin commercial activities of Incyte and Synteni relating to our patents and, in regard to the '992 Patent, sought a preliminary injunction. Incyte and Synteni moved for summary judgement that certain claims of the '992 Patent were invalid. On May 4, 1999, the Court denied our motion for preliminary injunction and denied Incyte/Synteni's motion for summary judgement.

    We may not prevail in asserting our patent rights against Hyseq, Incyte, Synteni or others. We have expended and are likely to continue to expend substantial financial and managerial resources in asserting our patent rights against Hyseq, Incyte, Synteni and others. Our failure to successfully enforce our patent rights or the loss of these patent rights or others would remove a legal obstacle to competitors in designing probe array systems with similar competitive advantages to our GeneChip technology. The removal of such barriers could seriously harm our business, financial condition and results of operations.

    On April 17, 1998, Incyte filed a response and counterclaim to case number C98-4507, asserting that the '934 Patent is invalid and not infringed. On April 17, 1998, Incyte also filed a counterclaim alleging that a patent license agreement we entered into in December 1997 with Molecular Dynamics interfered with an agreement between Incyte and Molecular Dynamics. In the counterclaim, Incyte alleges that the terms of our patent license to Molecular Dynamics prevented Molecular Dynamics from meeting its obligations to Incyte. Incyte seeks damages from us. On September 21, 1998, Incyte and Synteni filed an answer asserting various defenses to the lawsuits in relation to the '992 Patent and the '305 Patent, and asserted several counterclaims, including:

    - A request for declaration of non-infringement and invalidity;

    - An assertion of unfair competition;

    - A request for a declaration that Synteni and Dari Shalon (a one time employee of Synteni) have not misappropriated any of our trade secrets;

    - A claim of tortious interference with Incyte's and Synteni's economic advantage;

    - A claim of slander of title of a patent and a claim of trade libel.

    We believe that the counterclaims are without merit. However, we have expended and are likely to continue to expend significant financial and managerial resources defending against these and any other counterclaims filed by Incyte and Synteni. Our failure to successfully enforce our patent rights or defend against counterclaims of Incyte, Synteni, or others could seriously harm our business, financial condition and results of operations.

    The United States Patent and Trademark Office, or USPTO, notified us that Stanford University presented claims that relate to substantially the same subject matter as certain claims from the '992 Patent and all of the claims of the '305 Patent. The Stanford application is alleged to be exclusively licensed to Incyte. The USPTO notified us on April 2, 1999 that it had declared an interference proceeding relating to these patents and claims of patents. The USPTO will conduct proceedings to determine the priority of these claims. We will expend substantial financial and managerial resources as a result of these proceedings. Moreover, we may not prevail in such proceedings. Such a failure to prevail could result in our inability to commercialize our products and to prevent others from copying aspects of our products.

OUR SUCCESS DEPENDS ON OUR ABILITY TO KEEP PACE WITH THE LATEST TECHNOLOGICAL
  CHANGES

    Expression monitoring, polymorphism analysis and disease management technologies have undergone and are expected to continue to undergo rapid and significant change. Our future success will depend in large part on our ability to maintain a competitive position with respect to these and future technologies. Rapid technological development by us or others may result in our products or technologies becoming obsolete. In addition, products offered by us could be made obsolete by less expensive or more effective tests based on other technologies or by new therapeutic or prophylactic agents that obviate the need for the information our products generate. Moreover, our efforts to develop research and disease management products based on our technologies will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include:

    - The potential discovery that these technologies will be found to be ineffective, unreliable or unsafe;

    - Difficulties in manufacturing our products cost effectively;

    - Difficulties in marketing our products on a large scale;

    - The existence of third party proprietary rights precluding us or our collaborative partners from manufacturing, using or selling products;

    - The development of superior products by third parties; or

    - The failure to receive necessary regulatory clearances.

    If we are unable to develop the enhancements to our technology necessary to compete successfully with newly emerging technologies, or if we are unable to develop products based on these technologies, our business, financial condition and results of operations will be seriously harmed.

OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE OF OUR PRODUCTS AS AN ALTERNATIVE TO
  CURRENT TECHNOLOGIES

    The commercial success of our GeneChip system will depend upon market acceptance by pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. Market acceptance will depend on many factors, including:

    - Convincing researchers that the GeneChip system is an attractive alternative to other technologies for the acquisition, analysis and management of genetic information;

    - Our ability to manufacture products with acceptable variations in quality or performance;

    - Our ability to provide our customers with software that enables the integration and analysis of large volumes of genetic and other experimental data;

    - The cost of our GeneChip system and access to probe arrays, which may deter certain potential customers of our products;

    - Any failure by us in placing and servicing sufficient quantities of the GeneChip system;

    - Limitations in funding for commercial and academic research organizations that are the potential customers for the GeneChip system;

    - The receipt of regulatory clearances in the United States, Europe, Japan and elsewhere;

    - The availability of genetic content including proprietary markers that may be important for incorporation into our probe arrays;

    - Ethical concerns, which may limit the use of the GeneChip system for certain disease management applications or the analysis of genetic information;

    - The ability of laboratories to license other technologies, such as amplification technologies that may be required to use the GeneChip system for certain applications; and

    - The inability of potential customers to employ skilled laboratory technicians necessary to operate the GeneChip system.

    Because of these and other factors, our products may not gain market acceptance.

WE FACE INTENSE COMPETITION IN OUR CURRENT AND POTENTIAL MARKETS

    Competition in our existing and potential markets is intense and expected to increase. Currently, our principal competition comes from existing technologies and other DNA array technologies that are used to perform many of the same functions for which we market our GeneChip systems. In order to compete against existing and newly developed technologies and maintain pricing and gross margins, we will need to be successful in asserting our patents in the DNA array field and in demonstrating to potential customers that the GeneChip system provides improved performance and capabilities.

    In the expression monitoring and polymorphism analysis fields, existing competitive technologies include gel-based sequencing performed using instruments provided by companies such as the Applied Biosystems division of Perkin-Elmer and Amersham Pharmacia Biotech. A large number of publicly-traded and privately-held companies including CuraGen, Gene Logic, General Scanning Inc., Genetic MicroSystems, Genome Solutions Hewlett Packard, Hitachi, Incyte/Synteni and Motorola also are developing or have developed DNA probe based assays or other products and services, some of which may be competitive with ours.

    Our principal sales representative, Amersham Pharmacia Biotech and its wholly owned subsidiary, Molecular Dynamics, offer products based on licenses of our patents that are potentially competitive with our products. Amersham Pharmacia Biotech's and Molecular Dynamics' commercial activities with respect to their competing products may seriously harm our sales and supply agreements.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS
  FOR A SIGNIFICANT PORTION OF OUR REVENUES

    Our customers are concentrated in a small number of pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. For example, in 1998, two of our customers accounted for 20% and 16% of total revenues, respectively. As a result of the significance of a few customers, our business, financial condition and results of operations may be seriously harmed by a limited number of customers. Furthermore, there are only three major reference laboratories in the United States, two of which are associated with large pharmaceutical companies. For a variety of reasons, these affiliations may cause the laboratories to elect not to purchase GeneChip systems. A decision by these reference laboratories to not purchase our GeneChip technology could adversely impact our business, results of operations and financial condition. In addition, our dependence on sales to a few customers may strengthen the negotiating position of our potential customers, which, in turn, could reduce the sales price of the GeneChip system and seriously harm our business, financial condition and results of operations.

    Several of our current customers have announced plans to merge, and further consolidation in the pharmaceutical and biotechnology industries is generally expected to occur. Planned or future consolidation among our current and potential customers could decrease or slow aggregate sales of our technology and shrink the research market our products target. Any such consolidation could seriously harm our business, financial condition and results of operations.

    In addition, we believe that the sales cycle for the GeneChip system will be lengthy due to the need to educate potential customers about its characteristics. Our failure to gain additional customers, the loss of any customer or a significant reduction in the level of sales to any customer would seriously harm our business, financial condition and results of operations.

WE DEPEND ON OUR ABILITY TO INCREASE AND SUSTAIN OUR INTERNATIONAL OPERATIONS

    We intend to expand our international presence in order to increase our export sales. Export sales to international customers entail a number of risks, each of which could seriously harm our business, financial condition and results of operations. These risks include:

    - Unexpected changes in, or impositions of, legislative or regulatory requirements;

    - Delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions;

    - Longer payment cycles and greater difficulty in accounts receivable collection;

    - Potentially adverse taxes;

    - Currency exchange fluctuations;

    - The burdens of complying with a variety of foreign laws; and

    - Other factors beyond our control.

    We are also subject to general geopolitical risks in connection with international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. Although we have not to date experienced any material adverse effect on our operations

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as a result of such regulatory, geopolitical and other factors, such factors may seriously harm our operations in the future or require us to modify our current business practices.

OUR EXISTING PRODUCTS MAY NOT BE COMMERCIALLY VIABLE

    We first introduced our GeneChip system in April 1996 with its first commercial disease management application, an HIV probe assay designed to detect mutations in HIV, the virus that causes AIDS. The HIV probe array provides sequence information from the reverse transcriptase and protease genes of HIV, and the system includes a fluidics station, a scanner, a workstation, a hybridization oven and related software. In July 1997, we introduced our second commercially available disease management product, the p53 tumor suppressor gene assay for research use, which was developed in collaboration with Gene Logic. In November 1997, we introduced our third commercially available disease management product, the p450 assay for determining variations in two members of the CYP450 gene family. We have also entered into several supply and collaborative agreements pursuant to which we are supplying GeneChip systems and expression and genotyping probe arrays for research purposes.

    Because our products and systems have been in operation for a limited period of time, their accuracy and efficacy have not been fully established. Accordingly, any of the following adverse events may occur, each of which would seriously undermine our business, financial condition and results of operations:

    - The accuracy of the probe arrays in providing sequence information may not be equal to or better than current technologies, such as gel-based sequencing techniques;

    - The probe arrays may not provide commercially useful information;

    - The probe arrays or the GeneChip system may experience operational difficulties;

    - We may experience manufacturing problems or marketing difficulties selling the probe arrays to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories;

    - Cost containment pressures for biomedical research and patient management may limit the price we may be able to charge potential customers for our probe arrays;

    - Newly identified genetic information or incorrect genetic information deposited in the sequence databases upon which we and our customers rely may require us to redesign our current probe arrays or develop new probe arrays;

    - Technicians may not have adequate training to use the GeneChip system or interpret the results generated from the system;

    - The probe arrays and associated reagents may not gain regulatory approval for clinical use; or

    - Advanced therapies could be discovered that obviate the need for certain probe arrays.

WE RELY HEAVILY ON OUR COLLABORATIVE PARTNERS

    An important element of our business strategy involves collaborations with pharmaceutical, diagnostic, biotechnology, bioinformatics, analytical instrument and reagent companies as well as with academic researchers to help develop, test, manufacture, sell and service our GeneChip technology. We have significant collaborations with Amersham Pharmacia Biotech, Amersham Pharacia Biotech KK, Hewlett Packard, bioMerieux and Roche Molecular Systems and we have entered into a consortium with the Whitehead Institute, Millennium Pharmaceuticals and Bristol-Myers Squibb.

    We have received a material portion of our revenue since inception from these and other collaborative partners. We also intend to enter into collaborative arrangements with other companies to expand our operations, apply our technology, and commercialize potential future products. Our present or future collaborative partners may not be able to perform their obligations as expected or devote sufficient resources to the development, clinical testing, supply or marketing of our potential products developed under these collaborations. Moreover, any of the following developments could seriously harm our business, financial condition and results of operations:

    - One of our partners develops technologies or components competitive with our GeneChip system;

    - Our existing collaborations preclude us from entering into additional arrangements;

    - Failure of our partners to obtain timely regulatory approvals;

    - Premature termination of an agreement;

    - One of our partners' failure to devote sufficient resources to the development and commercialization of our products; or

    - Inability of one of our partners to supply products to us.

    In addition, our agreements with our collaborators may have provisions that allow for termination or give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to termination of the agreement or delays in collaborative research, development, supply or commercialization of certain products, or could require or result in litigation or arbitration. Any such delay, litigation or arbitration could seriously harm our business, financial condition and results of operations. Accordingly, any of our collaborations may prove to be unsuccessful. Likewise, we may not be able to negotiate future collaborative arrangements on acceptable terms, if at all.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS
  MAY HARM OUR COMPETITIVENESS

    Our competitive position in the future will depend in large part on our ability to do the following:

    - Strengthen and defend our patent position;

    - Preserve our copyrights and trade secrets;

    - Operate without infringing the proprietary rights of third parties; and

    - Acquire licenses related to enabling technology or products used with our GeneChip technology.

    Our failure to successfully do any of these things will seriously harm our business, financial condition and results of operations.

    Moreover, the patent positions of pharmaceutical and biotechnology companies are generally uncertain and involve complex legal and factual questions. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights. As a result, we cannot guarantee any of the following:

    - That any of our pending patent applications will result in issued patents;

    - That we will develop additional technologies that are patentable;

    - That any patents issued to us or our strategic partners will provide a basis for commercially viable products;

    - That any patents issued to us or our strategic partners will provide us with any competitive advantages;

    - That any patents issued to us or our strategic partners will not be challenged by third parties; or

    - That the patents of others will not have an adverse effect on our ability to do business.

    In addition, patent law relating to the scope of claims in the technology fields in which we operate is still evolving and the extent of future protection for our proprietary rights is uncertain.

    Others may independently develop similar or alternative technologies, duplicate any of our technologies, or design around or invalidate our patented technologies. In addition, we have and expect to continue to incur substantial costs in litigation to defend against the patent suits brought by third parties and when we initiate such suits. In addition, administrative proceedings, such as interferences, in the United States Patent Office could substantially impact the scope of our patent protection as well as result in the expenditure of substantial funds in legal fees. We have been notified that third parties are attempting to copy certain claims from two of our issued U.S. patents. As a result of these attempts, an interference was declared on April 2, 1999. We may not prevail in such proceedings. Other third parties may attempt to copy claims of our patents to provoke interferences in the future.

    Others have filed, and in the future are likely to file, patent applications that are similar or identical to those of us or those of our licensors. To determine the priority of inventions, we will have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to us. We cannot assure you that any such patent applications will not have priority over our patent applications.

WE RELY ON THIRD PARTY SUPPLIERS FOR MANY COMPONENTS OF OUR GENECHIP SYSTEM

    We rely on Hewlett-Packard to manufacture and service our scanners and on Enzo to manufacture certain reagents used with probe arrays. Our scanner, introduced in April 1997, is obtained from Hewlett-Packard under a supply agreement that expires in 2003. We are dependent on Hewlett-Packard for quality testing and service of this instrument. Certain labeling kits needed to process samples on GeneChip probe arrays are supplied to us by Enzo under a supply agreement that expires in 2001. We are obligated to purchase certain labeling kits from Enzo or compensate Enzo for any lost sales of these reagents.

    Certain key parts of the GeneChip system, such as the scanner, certain reagents kits and lithographic masks as well as certain raw materials used in the synthesis of probe arrays, are currently available only from a single source or a limited number of sources. No assurance can be given that scanners, reagents, lithographic masks or other components of the GeneChip system will be available in commercial quantities under acceptable terms. Even if alternative sources of supply are available, it could be time consuming and expensive for us to qualify new vendors. In addition, we are dependent on our vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these vendors were delayed or interrupted for any reason, we could be delayed in our ability to develop and deliver products to our customers. Any such delay could seriously harm our business, financial condition and results of operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE

    We anticipate that our existing capital resources, including the proceeds of approximately $32.5 million from the private placement of 1,000,000 shares of our common stock in March 1999, will enable us to maintain currently planned operations through at least the year 2000. However, this expectation is based on our current operating plan, which is expected to change as a result of many factors, and we may need additional funding sooner than anticipated. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our stockholders.

    We have no credit facility or other committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. Moreover, such funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms. Our inability to raise capital would seriously harm our business, financial condition and results of operations.

OUR MANUFACTURING IS SUBJECT TO REGULATORY COMPLIANCE AND MAY BE AFFECTED BY THE
  INTRODUCTION OF NEW TECHNOLOGY

    We must comply with the FDA's regulations for sale of analyte specific reagents, or ASRs, in the United States, ISO standards for sale of products in Europe, as well as other standards prescribed by various federal, state and local regulatory agencies in the United States and other countries. Although we have filed an application for the registration of the manufacturing site for our arrays as ASRs, we cannot guarantee that we will be able to comply with the regulations at reasonable costs.

    As our technologies evolve, new manufacturing techniques and systems will be required. For example, it is anticipated that additional automated processing systems will be needed to meet our future probe array demand. Further, as products requiring increased density are developed, miniaturization of the features on the arrays will be necessary. This will require new or modified manufacturing equipment and processes. We cannot be sure that we will be able to develop or access new manufacturing technologies.

WE HAVE LIMITED SALES, MARKETING AND TECHNICAL SUPPORT EXPERIENCE, WHICH MAY
  HURT OUR EFFORTS AT SELLING OUR PRODUCTS

    We are marketing our products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. We currently have a limited direct sales, marketing and technical support organization and we have entered into a non-exclusive sales agency agreement with Amersham Pharmacia Biotech, a distribution agreement with Amersham Pharmacia Biotech KK, and a service agreement with Hewlett Packard for our GeneArray scanner. Our existing organization and relationships may not be sufficient and we may be required to expand our organization and enter into additional collaboration or distribution arrangements to commercialize our products both inside and outside the United States. We cannot assure you that:

    - We will be able to establish a sufficiently sized sales, marketing or technical support organization;

    - Amersham Pharmacia Biotech or Amersham Pharmacia Biotech KK will be successful in distributing our products;

    - Amersham Pharmacia Biotech or Amersham Pharmacia Biotech KK will not sell competitive products;

    - Hewlett Packard will be successful in servicing our instruments and not become our competitor; or

    - We will be able to establish additional collaborative or distribution arrangements to sell, market and service our products.

Failure to develop our sales, market and technical support capabilities would have a material adverse effect on our business, financial condition and results of operations.

CHANGES IN GOVERNMENT FUNDING OF RESEARCH INSTITUTIONS COULD HARM OUR BUSINESS

    A significant portion of our products for research use are likely to be sold to universities, government research laboratories, private foundations and other institutions where funding is dependent upon grants from government agencies, such as the National Institute of Health. Research funding by the government, however, may be significantly reduced in the future. Any such reduction may seriously affect the ability of our existing and prospective research customers to purchase our products for research use. In addition, we have received and expect to continue to receive significant funds under various United States government research and technology programs including the advanced technology program, or ATP. Funding of the ATP grant expires in January 2000 and the 1999 budget has not yet been approved. Consequently, there can be no assurance that we will complete work under the ATP and we may not receive any of the $8.6 million funding remaining on the grant and any funding that is not spent before completion of the grant will no longer be available to us. Our failure to receive this funding from the ATP could have a serious adverse effect on our business. There can be no assurance that additional grants or other sources of funding will be available following completion of the ATP grant to allow for commercialization of products resulting from this funded research. Our failure to obtain sources of future funding for this research could seriously harm our business, financial condition and results of operations.

OUR BUSINESS MAY BE THREATENED BY SERIOUS ETHICAL, LEGAL AND SOCIAL IMPLICATIONS
  OF GENETIC TESTING

    Our success will depend in part upon our ability to develop tests for specific genetic information discovered by us and others. These genetic tests have given rise to some difficult issues, including:

    - Genetic tests such as certain of our GeneChip assays may be difficult to perform and interpret and may lead to misinformation or misdiagnosis;

    - Even when a genetic test identifies the existence of a mutation in an individual, the interpretation of the result is often limited to the identification of a statistical probability that the tested individual will develop a particular disease or condition;

    - Once available, such tests may be subject to ethical concerns or reluctance to administer or pay for tests for conditions that are not treatable; and

    - The possibility that specific gene-based diagnostic tests marketed by other companies could encounter public resistance, thereby resulting in societal and governmental concerns regarding genetic testing in general.

    The prospect of broadly available genetic predisposition testing has raised issues regarding the appropriate utilization and the confidentiality of information provided by such testing. It is possible that discrimination by insurance companies could occur through:

    - An increase in premiums by insurers to prohibitive levels;

    - Outright cancellation of insurance; or

    - Unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease.

    In addition, employers could discriminate against employees with a genetic predisposition to develop a particular disease. Finally, governmental authorities could limit the use of genetic testing or prohibit testing for genetic predisposition to certain conditions which could adversely affect the use of our products. As a result, ethical concerns about genetic testing may seriously affect market acceptance of our GeneChip system or give rise to legislative restrictions in some countries adversely affecting markets, and thereby seriously harm our business, financial condition and results of operations.

WE DEPEND ON CERTAIN KEY PERSONNEL

    We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these persons could have a serious adverse effect on our product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel in areas such as bioinformatics, organic chemistry, information services, regulatory affairs, manufacturing, sales, marketing and technical support.

    There is a shortage of such skilled personnel, which is likely to continue for some time. As a result, competition for these people, particularly for employees with technical expertise, is intense and the turnover rate for these people is high. If we are unable to hire, train and retain a sufficient number of qualified employees, our business, financial condition and results of operations could be seriously harmed. This inability could also hinder the planned expansion of our business.

    In addition, we rely on our scientific advisors and consultants to assist us in formulating our research, development and commercialization strategy. All of the scientific advisors and consultants are engaged by employers other than us and have commitments to other entities that may limit their availability to us. Some of our scientific advisors and consultants also consult for companies that may be our competitors. If we are unable to retain our scientific advisors and consultants, our business, financial condition and results of operations could be adversely harmed.

WE MAY BE EXPOSED TO LIABILITY DUE TO PRODUCT DEFECTS

    Our business exposes us to potential product liability claims that are inherent in the testing, manufacturing, marketing and sale of human diagnostic and therapeutic products. We intend to acquire additional insurance, should it be desirable, for clinical liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or at reasonable costs. In addition, such insurance may not be in sufficient amounts to provide us with adequate coverage against potential liabilities. A product liability claim or recall could seriously harm our business, financial condition and results of operations.

GLAXO OWNS A SUBSTANTIAL PORTION OF OUR OUTSTANDING STOCK

    Glaxo Wellcome, plc and its affiliates currently beneficially own approximately 32% of our outstanding common stock. In March 1998, we sold Glaxo $49.9 million of Series AA preferred stock, which is convertible subject to certain conditions into an additional 1,257,229 shares of common stock. On an as-converted basis, Glaxo owns approximately 35% of our common stock. Although we have executed a governance agreement and voting trust agreement with Glaxo, Glaxo nevertheless may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, adoption of amendments to our certificate of incorporation and bylaws and approval of mergers and other significant corporate transactions.

WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS

    In October 1998, we adopted a stockholder rights plan and change of control policy. The purpose of the stockholder rights plan is to allow us and our board of directors an opportunity to deal responsibly with parties that attempt to gain a control position in our company without the approval of the board of directors. The purpose of the change of control policy is to ensure that our employees are treated fairly in the event of a change of control of us. Our stockholder rights plan and change of control policy may discourage, delay or prevent a change in control of us that a stockholder may consider favorable.

    In addition, certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of us that a stockholder may consider favorable. These provisions include:

    - Authorizing the issuance of "blank check" preferred stock;

    - Prohibiting cumulative voting in the election of directors;

    - Requiring the super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

    - Limiting the persons who may call special meetings of stockholders;

    - Prohibiting stockholder action by written consent; and

    - Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, certain provisions of Delaware law and our stock incentive plans as well as recent and anticipated rulings from the Securities and Exchange Commission relating to the accounting for acquisitions may discourage, delay or prevent a change in control.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

    The market price of our common stock since our initial public offering in June 1996 has increased dramatically and has been highly volatile. This volatility has been caused by the following factors, some of which are beyond our control:

    - Announcements of our results of research activities;

    - Quarterly variations in our operating results;

    - New collaborative agreements;

    - Technological innovations by ourselves and our competitors;

    - Announcements of new commercial products and initiatives by us, collaborative partners or competitors;

    - Changes in government regulation or new regulatory actions;

    - Changes in patent laws;

    - Developments concerning proprietary rights;

    - Developments in litigation initiated against us or by us; and

    - Fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology and biotechnology sectors.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO STOCK PRICE
  VOLATILITY

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of such litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business, financial condition and results of operations.

OUR BUSINESS COULD BE AFFECTED BY YEAR 2000 COMPUTER PROBLEMS

    We are assessing the potential impact of the Year 2000 computer problem on our products (including GeneChip systems and software), information systems, embedded systems (including computers used in its manufacturing process) and on the ability of certain third parties to supply critical materials and services as well as the readiness of certain customers. We completed the assessment of our products, computer systems, embedded systems, certain third party suppliers and major customers in the second quarter of 1999, and plan to take necessary remediation action by the end of 1999. While we do not anticipate a material business interruption to result from the Year 2000 problem, we cannot guarantee that our products or systems will be Year 2000 ready. In addition, we could be seriously affected by the lack of Year 2000 readiness of key third party suppliers and service providers and major customers. We cannot guarantee that we or third parties will be Year 2000 ready. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility and transportation failures. We have not yet developed a contingency plan to address situations that may result if we or certain third parties are unable to achieve Year 2000 readiness. If any of our products, information systems, embedded systems, key third party suppliers and services providers and major customers are not Year 2000 ready, we may experience a business interruption which would seriously harm our business, results of operations and financial condition.

COMPLIANCE WITH GOVERNMENT REGULATION IS CRITICAL TO OUR BUSINESS

    Many of our products, including our diagnostic products, will be regulated as medical devices and therefore be subject to approval by the United States Food and Drug Administration. Unless exempted by government regulation, there are two primary methods for securing FDA approval.

    First, the FDA determines that the proposed medical device can be marketed in the United States because it is substantially equivalent to an existing medical device already in the United States market and issues what is known as a 510(k) pre-market notification clearance. Second, the FDA may require that the new device satisfy a more in depth approval process, known as pre-market approval, or PMA. Both the 510(k) clearance and the PMA processes may require the presentation of a substantial volume of clinical data, as well as a substantial review, thereby delaying the introduction of the new device into the market. Moreover, the PMA process requires extensive clinical studies, manufacturing information (including demonstration of compliance with quality systems requirements) and likely review by a panel of experts outside the FDA. FDA review of a PMA application could take significantly longer than that for a 510(k) application, thereby further delaying the introduction of the new medical device into the market. Finally, even if the FDA approves the new device, it may impose restrictions on our ability to market the device.

    We cannot assure you that we will or our collaborators will be able to meet the FDA's requirements or receive FDA clearance for our products. Moreover, even if we are exempt from approval or even if we receive clearance, the FDA may impose restrictions on our marketing efforts. Finally, delays in the approval process may cause us to introduce our products into the market later than anticipated. Any failure to obtain regulatory approval, restrictions on our ability to market our products, or delay in the introduction of our products to the market could seriously harm our business, financial condition and results of operations.

    Moreover, medical device manufacturers are subject to periodic inspections by the FDA and state agencies. If the FDA believes that a company is not in compliance with applicable laws or regulations, it can take any of the following actions:

    - Issue a warning or other letter notifying the particular manufacturer of improper conduct;

    - Impose civil penalties;

    - Detain or seize products;

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
    - Issue a recall;

    - Ask a court to seize products;

    - Enjoin future violations;

    - Withdraw clearances or approvals; or

    - Assess civil and criminal penalties against us, our officers or our employees.

If we fail to comply with the FDA's requirements and are subject to any of the actions mentioned above, our business, financial condition or results of operations would be seriously harmed.

    Medical device laws and regulations are also in effect in many of the countries in which we may do business outside the United States. These laws and regulations range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. We may not be able to obtain regulatory approvals in such countries and we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. In addition, the export of certain of our products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Any failure to obtain product approvals in a timely fashion or to comply with state or foreign medical device laws and regulations may seriously harm our business, financial condition or results of operations.

    We are also subject to numerous environmental and safety laws and regulations, including those governing the use, storage and disposal of hazardous and biological materials, and construction of new facilities. We may not be able to obtain the necessary permits to construct new facilities, including our planned facility near Sacramento, California. Any violation of, and the cost of compliance with, these regulations or permit requirements could have a serious adverse effect on our business, financial condition and results of operations.

WE DEPEND ON REIMBURSEMENT BY HEALTH CARE ORGANIZATIONS

    Our ability to commercialize certain products and services successfully may depend on the extent to which we are able to secure reimbursement from government authorities, such as Medicare and Medicaid, private health insurers, and other organizations, such as health maintenance organizations. These third-party payors are increasingly likely to challenge the prices charged for health care products and services. The cumulative effect of the trend towards managed health care in the United States, legislative proposals to reform health care or reduce government insurance programs, and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care products and services, may result in lower prices for health care products and services commercialized by us, our customers and our collaborative partners. This reduction in turn could reduce the amount of our future revenues or royalty payments that may be due to us. The lower prices could also harm our profits and the profits of our customers and collaborative partners. As a result, pharmaceutical, diagnostic and biotechnology companies may choose to reduce or eliminate certain research and development programs that utilize our products. Any such reduction of our revenues or royalty payments or the reduction or cancellation of research programs that utilize our products could seriously harm our business, financial condition and results of operations.

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                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and the documents incorporated by reference herein.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

    All net proceeds from the sale of our common stock will go to the stockholder who offers and sells its shares. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholder.

                              SELLING STOCKHOLDER

    The following table sets forth certain information, as of July 1, 1999, with respect to the number of shares of common stock owned by the selling stockholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. Based upon 24,259,186 shares of common stock outstanding on July 1, 1999, the Growth Fund of America owns more than 1% of our outstanding stock.

    The shares being offered by the selling stockholder were acquired from us pursuant to a common stock purchase agreement dated March 12, 1999. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling stockholder represented to us that it was acquiring the shares for investment and with no present intention of distributing the shares.

    We have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market, in privately-negotiated transactions, or in any combination of these types of transactions. We have agreed to use our best efforts to keep such registration statement effective until the earlier of:

    - March 12, 2001;

    - The date on which all the shares have been sold; or

    - The date on which all the shares may be sold under Rule 144 of the Securities Act in any three-month period.

    The shares offered by this prospectus may be offered from time to time by the selling stockholder named below:

                                                     SHARES BENEFICIALLY
                                                       OWNED PRIOR TO                              SHARES BENEFICIALLY
                                                          OFFERING                               OWNED AFTER THE OFFERING
                                                    ---------------------                     ------------------------------
NAME AND ADDRESS OF                                 NUMBER OF              NUMBER OF SHARES      NUMBER OF
SELLING STOCKHOLDER                                   SHARES     PERCENT     BEING OFFERED        SHARES          PERCENT
--------------------------------------------------  ----------  ---------  -----------------  ---------------  -------------
The Growth Fund of America, Inc...................   1,000,000       4.12%      1,000,000               --           *

------------------------

*   Less than 1%

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold by the selling stockholder at various times in one or more of the following transactions:

    - On The Nasdaq National Market;

    - In privately negotiated transactions; or

    - In a combination of any of the above transactions.

    The selling stockholder may sell its shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

    The selling stockholder may use broker-dealers to sell its shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares for whom they acted as agents.

    For the purposes of this prospectus, the term "selling stockholder" shall include donees, pledgees and other assignees selling shares received from the selling stockholder named herein as well as any donees, pledgees and other assignees selling shares received from such donees, pledgees or assignees.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock, each with a per share par value of $0.01. As of July 1, 1999, there were 24,259,186 shares of common stock issued and outstanding and 1,634,522 shares of preferred stock issued and outstanding.

COMMON STOCK

    Holders of shares of our common stock are entitled to one vote per share on all matters voted on by our stockholders. Subject to the preferences that maybe applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for such dividends. Such dividends are not cumulative. In the event of a liquidation, dissolution or winding up of Affymetrix, holders of our common stock are entitled to receive, after payment of liabilities and after payment of a liquidation preference to the holders of our Series AA preferred stock (as described below), an amount per share equal to the quotient obtained by dividing
(A) the per share Series AA preferred stock liquidation preference by (B) the number of shares of common stock into which one share of Series AA preferred stock could then be converted. After such payment, any remaining assets would be distributed ratably to the holders of our common stock and holders of our Series AA preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

    Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, privileges, preferences and restrictions thereof, including dividend rights, conversion rights, voting terms, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Any such action by our board of directors does not require any further vote or action of our stockholders.

    Our certificate of incorporation authorizes 5,000,000 shares of preferred stock, 1,634,522 shares of which have been designated as Series AA preferred stock. Holders of our Series AA preferred stock are entitled to receive cumulative dividends payable in cash prior and in preference to any dividends paid to holders of our common stock at the rate of $1.99 per share per year payable in two installments on June 30 and December 31 of each year. These dividends accrue on each share of Series AA preferred stock whether or not earned or declared from the date on which the Series AA preferred stock was first issued. Holders of our Series AA preferred stock are also entitled to receive an amount equal to any cash dividend paid to holders of our common stock. In the event of a liquidation, dissolution or winding up of Affymetrix, holders of our Series AA preferred stock are entitled to receive a liquidation preference prior and in preference to any payments made to holders of our common stock. This preference is an amount per share equal to the sum of:

    - $30.59 for each outstanding share of our Series AA preferred stock;

    - accrued but unpaid dividends on such shares of our Series AA preferred stock; and

    - a per share amount equal to the difference obtained by subtracting (A) the product of ten percent of the annual per share dividend multiplied by a fraction, the numerator of which is the number of days elapsed since the date on which the first share of Series AA preferred stock was first issued and the denominator of which is 365, from (B) the annual per share dividend.

After such payment, holders of our common stock are entitled to receive an amount per share equal to the quotient obtained by dividing (A) the per share Series AA preferred stock liquidation preference by (B) the number of shares of common stock into which one share of Series AA preferred stock could then be converted. After such payment, any remaining assets would be distributed ratably to the holders of our common stock and holders of our Series AA preferred stock

    Holders of shares of our common stock are entitled to one vote per share on all matters voted on by our stockholders. Our Series AA preferred stock can be redeemed either at the election of us or at the election of the holders of our Series AA preferred stock. Each share of our Series AA preferred stock is convertible into common stock at the option of the holder of such share. All shares of Series AA preferred stock shall be converted into common stock upon the written consent of the holders of a majority of the Series AA preferred stock.

    For more information regarding our capital stock, you should read "Where You Can Find More Information" on page 27.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for Affymetrix by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our annual report on form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our annual report on form 10-K for the year ended December 31, 1998, as filed with the SEC on March 31, 1999 (file number 000-28218);

2. Our proxy statement as filed on April 29, 1999 pursuant to Section 14(a) of the Securities Exchange Act of 1934 (file number 000-28218);

3. Our quarterly report on form 10-Q for the quarter ended March 31, 1999, as filed with the SEC on May 17, 1999 (file number 000-28218); and

4. The description of our preferred share purchase rights in our registration statement on form 8-A, as filed with the SEC on October 16, 1998 (file number 000-28218).

    You may request a copy of these filings, at no cost, by calling us at (408) 731-5000 or by writing to us at the following address:

                                Affymetrix, Inc.
                            3380 Central Expressway
                             Santa Clara, CA 95051
                    Attn: Investor Relations, Anne Bowdidge

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                1,000,000 SHARES

                                AFFYMETRIX, INC.

                               -----------------
                                 JULY   , 1999
                              --------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee.............  $16,089.25
Legal Fees and Expenses.........................................  15,000.00
Accounting Fees and Expenses....................................   4,500.00
Transfer Agent and Registrar Fees...............................   2,500.00
Miscellaneous...................................................   5,000.00
                                                                  ---------
        Total...................................................  $43,089.25

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    In accordance with Delaware law, our restated certificate of incorporation contains a provision to limit the personal liability of our directors for violations of their fiduciary duty as a director. This provision eliminates each director's liability to us or our stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Our restated certificate of incorporation and our bylaws provide for indemnification of our officers and directors to the fullest extend permitted by applicable law.

    We have entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

    The exhibits listed in the exhibit index as filed as part of this registration statement.

    (a) Exhibits

 EXHIBIT
 NUMBER                                       DESCRIPTION
---------  ----------------------------------------------------------------------------------
  3.1      Amended and Restated Certificate of Incorporation
(1)3.2     Bylaws
(2)4.1     Summary of Rights to Purchase Shares of Preferred Stock pursuant to the Rights
           Agreement dated as of October 15, 1998
  23       Consent of Ernst & Young LLP, Independent Auditors
 **10.1    Asset Purchase Agreement by and between Beckman Coulter, Inc. and Affymetrix, Inc.
 **10.2    Assumption of Certain Liabilities
 **10.3    License Agreement
 **10.4    License agreement by and among ISIS Innovation Limited and Beckman Instruments,
           Inc. dated as of April 17, 1996
 **10.5    License Agreement
 **10.6    Limited Liability Operating Agreement
 **10.7    Form of Assignment of Assets
 **10.8    Letter of Agreement dated July 23, 1998
 **10.9    OEM Supply Agreement by and between Beckman Coulter, Inc. and Affymetrix, Inc.
  10.10    Promissory Note by Susan E. Siegel
  10.11    Amendment to Lease by and between Affymetrix, Inc. and Harry Locklin dated as of
           May 12, 1999
  10.12    First Addendum to Lease by and between Solar Oakmead Joint Venture and Affymetrix,
           Inc.
  10.13    Amendment No. 1 to the 1996 Nonemployee Directors Stock Option Plan of Affymetrix,
           Inc.
 **10.14   Letter of Agreement dated as of August 28, 1998

------------------------

(1) Incorporated by reference to the same number exhibit filed with our form 8-K as filed on September 29, 1998 (File No. 000-28218).

(2) Incorporated by reference to exhibit 3.3 filed with our form 8-K as filed on October 16, 1998 (File No. 000-28218).

** To be filed with an amendment to this prospectus.

ITEM 17. UNDERTAKINGS.

    We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the provisions described in Item 15, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 12th day of July, 1999.

                                AFFYMETRIX, INC.

                                By:        /s/ STEPHEN P.A. FODOR, PH.D.
                                     -----------------------------------------
                                             Stephen P.A. Fodor, Ph.D.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                                      DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ STEPHEN P.A. FODOR,
            PH.D.               President and Chief
------------------------------    Executive Officer,           July 12, 1999
  Stephen P.A. Fodor, Ph.D.       Director

                                Vice President and Chief
    /s/ EDWARD M. HURWITZ         Financial Officer
------------------------------    (Principal Financial and     July 12, 1999
      Edward M. Hurwitz           Accounting Officer)

  /s/ JOHN D. DIEKMAN, PH.D.
------------------------------  Chairman of the Board          July 12, 1999
    John D. Diekman, Ph.D.

     /s/ PAUL BERG, PH.D.
------------------------------  Director                       July 12, 1999
       Paul Berg, Ph.D.

      /s/ ADRIAN HENNAH
------------------------------  Director                       July 12, 1999
        Adrian Hennah

  /s/ VERNON R. LOUCKS, JR.
------------------------------  Director                       July 12, 1999
    Vernon R. Loucks, Jr.

   /s/ BARRY C. ROSS, PH.D.
------------------------------  Director                       July 12, 1999
     Barry C. Ross, Ph.D.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DAVID B. SINGER
------------------------------  Director                       July 12, 1999
       David B. Singer

   /s/ LUBERT STRYER, M.D.
------------------------------  Director                       July 12, 1999
     Lubert Stryer, M.D.

      /s/ JOHN A. YOUNG
------------------------------  Director                       July 12, 1999
        John A. Young

*By:   /s/ STEPHEN P.A. FODOR,
                PH.D.
      -------------------------
      Stephen P.A. Fodor, Ph.D.
          ATTORNEY-IN-FACT